PROSPECTUS SUPPLEMENT dated October 27, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

Terms and Provisions of Senior Medium-Term Notes, Series C


We have issued $757,000,000             The interest rate bases or formulas
aggregate principal amount of our       applicable to Series C Notes that
Senior Medium-Term Notes, Series C      bear interest at floating rates are
(the "Series C Notes"), since the       indicated in the table below. The
date of the Prospectus. In the          Series C Notes are not subject to a
table below we specify the              sinking fund and are not redeemable
following terms of those Series C       unless a redemption date is
Notes:                                  indicated below. Unless otherwise
                                        indicated below, Series C Notes
o    Issuance date;                     that are redeemable are redeemable
o    Principal amount;                  at 100% of their principal amount,
o    Maturity date;                     plus accrued and unpaid interest,
o    Interest rate and redemption       if any, to the redemption date.
     dates, if any.


                                                            Interest Rate/
                                                            --------------
Issuance Date        Principal Amount   Maturity Date       Redemption Dates
-------------        ----------------   -------------       ----------------

October 13, 1998       $345,000,000     October 13, 2000    LIBOR Telerate reset
                                                            quarterly +  0.25%

October 13, 1998       $ 50,000,000     October 13, 2000    LIBOR Telerate reset
                                                            monthly +  0.25%

October 19, 1998       $ 52,000,000     October 19, 2000    LIBOR Telerate reset
                                                            monthly + 0.25%

October 20, 1998       $ 50,000,000     April 20, 2000      LIBOR Telerate reset
                                                            quarterly + 0.20%

October 20, 1998       $ 50,000,000     April 20, 2000      LIBOR Telerate reset
                                                            quarterly + 0.20%

                                                            Interest Rate/
                                                            --------------
Issuance Date        Principal Amount   Maturity Date       Redemption Dates
-------------        ----------------   -------------       ----------------

October 27, 1998       $200,000,000     October 27, 2000    LIBOR Telerate reset
                                                            quarterly + 0.25%

October 27, 1998       $ 10,000,000     October 27, 2000    LIBOR Telerate reset
                                                            quarterly + 0.25%


Terms and Provisions of Subordinated Medium-Term Notes, Series A


We have issued $15,000,000              The interest rate bases or formulas
aggregate principal amount of our       applicable to Series A Notes that
Subordinated Medium-Term Notes,         bear interest at floating rates are
Series A (the "Series A Notes"),        indicated in the table below. The
since the date of the Prospectus.       Series A Notes are not subject to a
In the table below we specify the       sinking fund and are not redeemable
following terms of those Series A       unless a redemption date is
Notes:                                  indicated below. Unless otherwise
o    Issuance date;                     indicated below, Series A Notes
o    Principal amount;                  that are redeemable are redeemable
o    Maturity date;                     at 100% of their principal amount,
o    Interest rate and redemption       plus accrued and unpaid interest,
     dates, if any.                     if any, to the redemption date.


                                                       Interest Rate/
                                                       --------------
Issuance Date     Principal Amount   Maturity Date     Redemption Dates
-------------     ----------------   -------------     ----------------

October 9, 1998     $ 15,000,000     October 9, 2013   6.125%; redeemable in
                                                       whole only on quarterly
                                                       interest payment dates
                                                       on or after October 9,
                                                       2001